Exhibit 99.1
Keros Therapeutics to Present at the Virtual 26th Annual Congress of the European Hematology Association

Lexington, Massachusetts – May 12, 2021 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced that four abstracts will be presented from the KER-050 and ALK2 hematology programs at the 26th Annual Congress of the European Hematology Association (“EHA”), to be held as a virtual event from June 9-17, 2021.

“We are pleased to present additional mechanistic preclinical data for KER-050, which further demonstrate that KER-050 potentially promotes differentiation of both early- and terminal-stage progenitor cells, at this year’s virtual Congress. These data further support our belief that KER-050 can potentially treat diseases that exhibit defects in different stages of erythropoiesis, such as myelodysplastic syndromes and myelofibrosis. Additionally, new preclinical data from our ALK2 program provide further evidence of the effects of ALK2 inhibition on hepcidin and iron metabolism to potentially resolve anemias,” said Jasbir S. Seehra, Ph.D., Chief Executive Officer of Keros. “Separately, we remain on track to provide a program update on KER-050 with initial data from Part 1 of our Phase 2 clinical trial of KER-050 in patients with myelodysplastic syndromes to be announced by the end of June 2021.”

Details of the presentations are as follows:

“KER-050, an inhibitor of TGF-β superfamily signaling, observed to have a rapid, dynamic, and durable effect on erythropoiesis”

•Abstract Number: EP758
•Date and Time: Virtual poster presentation available June 11-17, 2021

“ALK2 is a potential therapeutic target in anemia resulting from chronic inflammation”

•Abstract Number: EP839
•Date and Time: Virtual poster presentation available June 11-17, 2021

“ALK2 inhibition, a novel therapeutic approach to iron overload”

•Abstract Number: EP842
•Date and Time: Virtual poster presentation available June 11-17, 2021

“Administration of ALK2 neutralizing antibodies to cynomolgus monkeys led to a sustained decrease in hepcidin, increase in circulating iron and increase in erythrocyte hemoglobin”

•Abstract Number: EP840
•Date and Time: Virtual poster presentation available June 11-17, 2021

About KER-050

Keros’ lead protein therapeutic product candidate, KER-050, is an engineered ligand trap comprised of a modified ligand-binding domain of the Transforming Growth Factor-Beta, or TGF-ß, receptor known as activin receptor type IIA that is fused to the portion of the human antibody known as the Fc domain. KER-050 is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes, or MDS, and in patients with myelofibrosis. In October 2020, Keros announced the dosing of the first two participants in its Phase 2 clinical trial evaluating KER-050 for the treatment of anemia and thrombocytopenia in very low-, low-, or intermediate-risk MDS. Keros expects to report initial data from Part 1 of this trial by the end of June 2021. Additionally, Keros plans to commence an open-label Phase 2 clinical trial evaluating KER-050 for the treatment of patients with myelofibrosis-associated cytopenias in the third quarter of 2021 and expects to report initial data from this trial in 2022.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the Transforming Growth Factor-Beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and timing of its clinical trials for KER-050; the potential of KER-050 to treat diseases that exhibit defects in different stages of erythropoiesis; the potential of ALK2 inhibition to treat anemias; and Keros’ presentation plans for the upcoming EHA virtual annual meeting. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its lead product candidates, KER-050 and KER-047; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; Keros’ dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2021, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Julia Balanova

jbalanova@soleburytrout.com

646-378-2936